UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Global Traffic Network, Inc.

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GLOBAL TRAFFIC NETWORK, INC.
880 Third Avenue, 6th Floor
New York, New York 10022
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 3, 2010
TO THE STOCKHOLDERS OF GLOBAL TRAFFIC NETWORK, INC.:
     Please take notice that the annual meeting of stockholders of Global Traffic Network, Inc. (the “Annual Meeting”) will be held, pursuant to due call by the Board of Directors of the Company, at The Four Seasons Hotel Las Vegas, 3960 Las Vegas Boulevard South, Las Vegas, Nevada 89119, on Wednesday, March 3, 2010, at 8:00 a.m. local time, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:
1.	To elect six directors;

2.	To ratify the appointment of BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2010; and

3.	To transact any other business as may properly come before the Annual Meeting or any adjournments thereof.
     Pursuant to action of the Board of Directors, stockholders of record on January 14, 2010 will be entitled to vote at the Annual Meeting or any adjournments thereof. Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the fiscal year ended June 30, 2009 also accompanies this notice.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to be Held March 3, 2010.
     The following materials, also included with this notice, are available for view on the Internet:
•	Proxy Statement for the Annual Meeting

•	Annual Report to Stockholders, including Form 10-K, for the year ended June 30, 2009
To view the Proxy Statement or Annual Report to Stockholders, visit:
http://ir.globaltrafficnetwork.com/annuals.cfm
Please refer to the enclosed proxy card and the attached proxy statement for information on voting options: Internet — Telephone — Mail

	By	Order of the Board of Directors

Gary L. Worobow
Executive Vice President, Business & Legal Affairs and Secretary
January 19, 2010

VOTING AND REVOCATION OF PROXY
PROXIES AND VOTING
ELECTION OF DIRECTORS
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Two)
OTHER MATTERS
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
PROPOSALS OF STOCKHOLDERS
DISCRETIONARY PROXY VOTING AUTHORITY/ UNTIMELY STOCKHOLDER PROPOSALS
SOLICITATION

GLOBAL TRAFFIC NETWORK, INC.
880 Third Avenue, 6th Floor
New York, New York 10022

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
MARCH 3, 2010
VOTING AND REVOCATION OF PROXY
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Global Traffic Network, Inc. (periodically referred to herein as the “Company”) to be used at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at The Four Seasons Hotel Las Vegas, 3960 Las Vegas Boulevard South, Las Vegas, Nevada 89119, on Wednesday, March 3, 2010, at 8:00 a.m. local time, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:
1.	To elect six directors;

2.	To ratify the appointment of BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2010; and

3.	To transact any other business as may properly come before the Annual Meeting or any adjournments thereof.
     The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders was January 19, 2010.
PROXIES AND VOTING
     Registered stockholders may vote in one of three ways: By completing and returning the enclosed proxy card via regular mail or by voting via the Internet or telephone. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
     Our Board of Directors has set the close of business on January 14, 2010 as the “Record Date” for the Annual Meeting. Only holders of the Company’s common stock as of the Record Date, or their duly appointed proxies, are entitled to notice of and will be entitled to vote at the Annual Meeting or any adjournments thereof. On the Record Date, there were 18,309,834 shares of common stock outstanding. Each share of common stock entitles the holder thereof to one vote upon each matter to be presented at the Annual Meeting. A quorum, consisting of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before action may be taken at the Annual Meeting.
     Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. Shares will be voted in the manner directed by the stockholders; provided, however, that if no direction is given by a stockholder, the shares will be voted as recommended by the Company’s Board of Directors. If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business as well as shares entitled to vote on that matter. Under the General Corporation Law of the State of Nevada, on matters other than the election of directors, an action of the stockholders generally requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, an abstention on any matter other than the election of directors will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the Annual Meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes generally do not have the same effect as a negative vote on the matter.
     A stockholder giving a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Secretary of the Company, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Presence at the Annual Meeting of a stockholder who has signed a proxy does not, alone, revoke that proxy; revocation must be announced by the stockholder at the time of the Annual Meeting.
     Under Proposal One, directors will be elected by a plurality of shares of common stock of the Company present in person or represented by proxy at the Annual Meeting. Adoption of Proposal Two requires the affirmative vote of the holders of a majority of such shares. The Board of Directors unanimously recommends that you vote “FOR” each of the proposals set forth above.
     Although the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

YOUR VOTE IS IMPORTANT. BENEFICIAL OWNERS OF SHARES HELD IN BROKER ACCOUNTS ARE ADVISED AS FOLLOWS IN CONNECTION WITH A CHANGE IN APPLICABLE RULES AS OF JANUARY 1, 2010: IF YOU DO NOT TIMELY PROVIDE INSTRUCTIONS TO YOUR BROKER, YOUR SHARES WILL NOT BE VOTED IN CONNECTION WITH THE ELECTION OF DIRECTORS.
          On July 1, 2009, the Securities and Exchange Commission approved a change to New York Stock Exchange Rule 452 that eliminated the ability of brokers to exercise discretionary voting in uncontested director elections. The change, which is effective for shareholder meetings that are held on or after January 1, 2010, prohibits NYSE member organizations from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Because NYSE Rule 452 applies to all brokers that are members of the NYSE, this change will apply to the Annual Meeting even though the Company is not listed on the New York Stock Exchange. Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to the election of directors without instructions by the beneficial owner of the shares. THEREFORE, BENEFICIAL OWNERS OF SHARES HELD IN BROKER ACCOUNTS ARE ADVISED THAT, IF THEY DO NOT TIMELY PROVIDE INSTRUCTIONS TO THEIR BROKER, THEIR SHARES WILL NOT BE VOTED IN CONNECTION WITH THE ELECTION OF DIRECTORS.

ELECTION OF DIRECTORS
(Proposal One)
     Our Board of Directors currently consists of six directors, each of whom has been nominated for re-election by the Board of Directors. If re-elected, each nominee has consented to serve as a director of the Company, to hold office until the next annual meeting of stockholders, or until his or her successor is elected and shall have qualified. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by the Company’s Board of Directors.
     The names of the nominees, their ages as of the mailing date of this Proxy Statement and their principal occupations and tenure as directors are set forth below based upon information furnished to the Company by such nominees.

	Principal Occupation, Business Experience
Name and Age of Director	For the Past Five Years and
and Nominee	Directorships of Public Companies	Director Since
William L. Yde III Age 57	William L. Yde III was one of our co-founders and has served as our Chairman, Chief Executive Officer and President since our inception in May 2005. Mr. Yde founded The Australia Traffic Network Pty Limited in June 1997 and has served as a director of that Company since its inception. Prior to forming The Australia Traffic Network Pty Limited, Mr. Yde founded Wisconsin Information Systems, Inc. dba as Milwaukee Traffic Network in 1994, and expanded its operations to create traffic networks in Milwaukee, Oklahoma City, Omaha and Albuquerque before selling all of its assets in 1996 to Metro Networks, Inc., now a wholly-owned subsidiary of Westwood One, Inc.	2005

Dale C. Arfman Age 56	Dale C. Arfman, a director of our Company since May 2005, was one of our co-founders and served as our Treasurer and Secretary from September 2005 to July 2009. Mr. Arfman had been with The Australia Traffic Network Pty Limited since 1999. From 1996 to 1999, Mr. Arfman contributed to the development of traffic networks in Oklahoma City, Albuquerque and Omaha as an officer of Wisconsin Information Systems, Inc. dba Milwaukee Traffic Network. Prior to his involvement in the traffic business, Mr. Arfman was a loan officer with Bank One Indianapolis.	2005

Gary O. Benson Age 65	Gary O. Benson has been a member of our Board of Directors since September 2005. Mr. Benson currently serves as President, Treasurer and Broker of Twin Town Realty, Inc., a real estate brokerage firm, where he has been employed since 1964. He has also served as the General Partner of Goben Enterprises LP, a general investment firm, since 1995, and as Chief Executive Officer and President of Transcontinental Acceptance Corporation, which currently engages in exercise equipment leasing, since 1995.	2005

Shane E. Coppola Age 43	Shane E. Coppola has been a member of our Board of Directors since June 2006. Mr. Coppola is the Chairman and CEO of American Skating Entertainment Centers, LLC, a leading owner/operator of ice skating facilities in the United States. Mr. Coppola served as President and Chief Executive Officer of Westwood One, Inc. from May 2003 until December 2005, and served as a director of Westwood One, Inc. from October 2003 until December 2005. From May 2002 to May 2003, Mr. Coppola was the Managing Partner of Columbus Capital Partners, LLC, which he founded. From September 1999 to May 2002, Mr. Coppola served as Executive Vice President of Westwood One’s Metro and Shadow Broadcasting operations. From 1992 to September 1999, Mr. Coppola was a director and Executive Vice President of Metro Networks, Inc.	2006

	Principal Occupation, Business Experience
Name and Age of Director	For the Past Five Years and
and Nominee	Directorships of Public Companies	Director Since
William M. Mower Age 51	William M. Mower has been a member of our Board of Directors since March 11, 2009. Mr. Mower has been engaged in the private practice of law since 1982, practicing primarily in the areas of corporate, securities and real estate law, with the Minneapolis, Minnesota law firm of Maslon Edelman Borman & Brand, LLP, which has rendered and is continuing to render legal services to the Company.	2009

Stuart R. Romenesko Age 46	Stuart R. Romenesko has been a member of our Board of Directors since February 2007. Mr. Romenesko currently owns his own financial and management consulting firm focused in the areas of finance, operations and strategy. Mr. Romenesko served as an executive to Petters Group Worldwide, LLC from October 2002 until October 2006. From January 2000 to October 2002, Mr. Romenesko was Executive Vice President, Chief Financial Officer, co-Founder and Director of Magnum Technologies Inc. From January 1994 to June 1999, he served as Senior Vice President Finance, Chief Financial Officer, Treasurer and Assistant Secretary for ValueVision International, Inc., also known as ShopNBC. Mr. Romenesko, a Certified Public Accountant, has held various positions at both regional and international accounting firms. In addition, Mr. Romenesko has completed the Director Training & Certification Program offered by the UCLA Anderson School of Management.	2007

Compensation Discussion and Analysis
     This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer and our four other most highly compensated individuals who were serving as executive officers as of June 30, 2009. These individuals are referred to in this report as the “named executive officers.”
     Overview of Compensation Program
     The primary goals of our executive compensation structure are to provide competitive levels of compensation that integrate pay with our annual company objectives and long-term goals, reward above-average company performance, recognize individual initiative and achievements, and assist us in attracting and retaining qualified executives. Executive compensation is set at levels that the compensation committee believes to be consistent with others in our industry. To meet these goals, our compensation committee has determined that the total compensation program for executive officers should generally consist of some or all of the following four components, the amount of each component to be based upon a combination of individual and company performance:
•	Base salary;
•	Annual cash incentive compensation (bonus);
•	Non-equity incentive plan compensation (sales commissions); and
•	Stock options and/or restricted stock.
     Each individual component of compensation meets some or all of our compensation goals. Base salary is designed to provide the competitive annual cash compensation required to attract and retain qualified executives. Annual bonus and non-equity incentive plan compensation are performance based awards designed to reward employees for achieving objectives on an individual and/or company wide basis. Stock options and restricted stock are intended to reward employees for long-term company performance and to align employees’ interests with the interests of our stockholders. Prior to fiscal year 2008, the factors considered to date in determining annual cash bonus amounts paid to our named executive officers were subjective and qualitative in nature and entirely within the discretion of our Board of Directors or the compensation committee thereof. In fiscal year 2008, our compensation committee began establishing objective criteria for the awarding of cash bonuses, while reserving the right to grant additional discretionary bonuses in situations it deems appropriate. The award of stock options and/or restricted stock has remained subjective and qualitative by nature and entirely within the discretion of our compensation committee.
     With respect to stock options and restricted stock, our compensation committee has taken into consideration the existing stock ownership of our named executive officers in an effort to tailor the application of our equity incentive compensation policies. Specifically, our compensation committee recognizes that our President and Chief Executive Officer and our former Treasurer and Secretary had substantial stock ownership in our company at the time of our March 2006 initial public offering and continue to hold substantial amounts of our stock. As a result, the compensation committee determined that grants of long-term incentives to these executives in the form of stock options and/or restricted stock are not currently necessary to align their interests with those of our stockholders and to incentivize them to execute our Company’s long-term objectives.
     Mr. B. William Pezzimenti, who serves as Managing Director of Australia Traffic Network, was the only named executive officer that received non-equity incentive plan compensation in the form of monthly sales-based commissions during fiscal 2007. Due to the relatively mature nature of our Australian operations, the financial results of these operations were, and continue to be, highly dependant on continued sales of our commercial advertising inventory. Therefore, we believe that providing a component of incentive compensation tied directly to sales of advertising inventory is appropriate for Mr. Pezzimenti. During fiscal 2007, the focus of our earlier stage Canadian operations was more varied. In addition to increasing sales production, our Canadian operations also focused on, among other things, building our infrastructure in multiple Canadian markets and developing relationships with Canadian network affiliates. As a result, we did not elect to provide commission-based non-equity incentive compensation tied to sales of advertising inventory or the fiscal 2007 financial performance of our Canadian business in general. Commencing in fiscal 2008, however, we determined that the nature of our Canadian operations had matured to a level at which we wanted to encourage greater focus on our sales production. In order to do so, we established a commission-based compensation plan for Mr. Ivan Shulman, who serves as our Senior Vice President - Sales, which is based on the performance of our Canadian operations.

     Although the Company pays Mr. Pezzimenti in Australian dollars, Mr. Pezzimenti’s compensation in this report is reported in U.S. dollars. When making compensation determinations regarding Mr. Pezzimenti, our compensation committee performs its analysis in the local currency only and does not take into account portions of compensation increases (or decreases) that, when reported in U.S. dollars, are the result of currency fluctuations. From the year ended June 30, 2007 to the year ended June 30, 2008, the Australian dollar strengthened significantly against the U.S. dollar, so that the increase in Mr. Pezzimenti’s base salary from $282,930 in fiscal 2007 to $430,520 in fiscal 2008, while representing an increase of 52% in U.S. dollars, represented an increase of only 33% when measured in Australian dollars. Conversely, the U.S. dollar strengthened considerably against the Australia dollar during fiscal 2009, so that while Mr. Pezzimenti showed a decrease in his base compensation of 9%, his base compensation increased 9% when measured in Australian dollars.
     Role of our Compensation Committee
     The primary objectives of our compensation committee with respect to executive compensation are to attract, retain and motivate the best possible executive talent by providing appropriate levels of risk and reward for executive employees and in proportion to individual contribution and performance. To achieve these objectives, the compensation committee establishes appropriate incentives for the executive officers to further our long term strategic plan and avoid undue emphasis on short-term market value.
     The charter of our compensation committee authorizes the committee to approve compensation for our Chief Executive Officer, to develop policies and programs governing the compensation of all company executives that support corporate objectives and the long-term interests of stockholders, and to administer our equity compensation plans. Because our compensation committee is expected to evaluate the performance of our executives in achieving our Company’s long-term goals and stated objectives, the compensation committee charter establishes an expectation that our compensation committee meet at least once annually, and more frequently if circumstances dictate. Although our compensation committee has typically met with our Chief Executive Officer, when appropriate, such as when the compensation committee is discussing or evaluating compensation for our Chief Executive Officer, the compensation committee meets in executive session without management. Although our compensation committee is solely responsible for establishing compensation for our Chief Executive Officer, our Chief Executive Officer plays a significant role in establishing compensation received by the other named executive officers by providing periodic reports and recommendations to our compensation committee concerning the performance and compensation of these other named executive officers. In some instances, primarily in connection with the non-equity incentive plan compensation determinations, our Chief Executive Officer has established compensation and subsequently reported to the compensation committee. With the exception of our Chief Executive Officer, the named executive officers do not currently have any role in determining or recommending the form or amount of compensation that they receive.
     The compensation committee generally receives and reviews materials in advance of each meeting. These materials include information that the chair of our compensation committee believes will be helpful to the compensation committee as a whole, such as benchmark information, historical compensation data, performance metrics and criteria and, if applicable, the Board of Director’s assessment of our Company’s performance against its goals. When establishing non-equity incentive plan compensation plans, the committee also reviews sales budgets for applicable markets that are internally prepared by management. Upon request by our compensation committee, our Chief Financial Officer and other named executive officers may provide other financial and other information to assist the compensation committee in determining appropriate compensation levels.
     Our compensation committee has the authority to retain (with funding provided by us) experts in the field of executive compensation. The compensation committee has the sole authority to retain and terminate these experts, and to approve their fees and other retention terms. In addition, our compensation committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisers. To date, our compensation committee has not retained a compensation consultant to conduct a comprehensive review of our policies and procedures with respect to executive compensation. However, the compensation committee does conduct an annual review of the total compensation of each of our executive officers.
     Elements of 2009 Executive Compensation
     Base Salary. The base salaries for the named executive officers were initially established pursuant to employment agreements or arrangements entered into at the commencement of the executives’ employment with our Company, which agreements have been amended to reflect extensions of the executives’ terms of employment and changes in base compensation. The base salaries for our executives are established based on the scope of their responsibilities, the level of their experience and the urgency of our need for the executive’s particular skill set, taking into account competitive market data on compensation for similar positions within public companies having a similar market capitalization as ours. Our compensation committee reviews the base salaries of our executives on an annual basis. Subject to existing contractual obligations, salaries may be adjusted as appropriate to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Increases are considered in the context of the general trends in compensation practices, our overall annual budget and in the context of the overall compensation payable to an individual. If our compensation committee believes that increased compensation is warranted based on responsibilities and performance levels that recur from year to year (rather than individual or Company performance over the past year), the increase will generally take the form of an increase in base salary rather than a one-time bonus award. We have entered into written employment agreements with each of Messrs. Yde, Cody and Gary L. Worobow, our Executive Vice President, Business and Legal Affairs. Compensation for Messrs. Pezzimenti and Shulman are governed by unwritten employment arrangements. These agreements and arrangements are described in this report under “Description of Employment Agreements and Arrangements, Salary, and Bonus Amounts.”
     There was no change in the base compensation of Messrs. Yde or Mr. Cody during fiscal 2008. Effective July 1, 2008, we increased the base salary of Mr. Yde from $400,000 to $450,000 and we increased the base salary of Mr. Cody from $300,000 to $315,000, pursuant to their respective employment agreements. Mr. Yde’s agreement provides for a $50,000 annual increase in his base salary upon reaching certain objectives for the preceding fiscal year that are determined annually by the compensation committee or the board of directors at or near the beginning of that fiscal year. Mr. Cody’s employment agreement calls for automatic 5% increases in base salary. The objectives for Mr. Yde during fiscal 2008 and fiscal 2009 were consistent with his annual bonus objectives for those years, which are discussed below. Mr. Yde attained his objectives in fiscal 2008. Although Mr. Yde did not meet the applicable performance objectives for fiscal 2009, the compensation committee elected to increase Mr. Yde’s base salary effective July 1, 2009 by $25,000 primarily due to the increased operational and oversight responsibilities that will result from the Company’s March 1, 2009 acquisition of London-based The Unique Broadcasting Company Limited (now named Global Traffic Network (UK) Commercial Limited) and the corresponding expansion of our United Kingdom business operations. Mr. Cody’s base salary increased to $330,750 effective July 1, 2009 in accordance with the terms of his employment agreement.
     Mr. Pezzimenti’s base compensation increased from A$360,000 to A$480,000 for fiscal 2008. As previously discussed, Mr. Pezzimenti is compensated in Australian dollars and all compensation decisions are based on his local currency without taking into account fluctuations in exchange rates. Mr. Pezzimenti’s increase for fiscal 2008 was approved by Mr. Yde. Effective for fiscal 2009, changes in Mr. Pezzimenti’s base compensation have been approved by our compensation committee. For fiscal 2009, Mr. Pezzimenti’s base compensation was increased to A$525,000. Effective July 1, 2009, Mr. Pezzimenti’s base compensation was increase to A$561,000. Mr. Pezzimenti’s increases in base compensation were in recognition of his continued and consistent success in increasing Australia Traffic Networks sales from period to period.
     Mr. Shulman’s base compensation increased from $300,000 to $350,000 effective May 8, 2008 pursuant to the terms of his employment arrangement. In October 2009, our compensation committee approved modifications to the terms of Mr. Shulman’s employment arrangement that involved reducing his annual base salary from $350,000 to $250,000 in conjunction with providing the potential for an increased amount of sales based incentive compensation. These modifications became effective January 1, 2010. In approving the modifications, the compensation committee believed that a greater focus on sales generated by our Canadian subsidiary was appropriate given the status of its Canadian operations and felt that shifting compensation potential from base salary to non-equity incentive compensation was therefore warranted.
     Effective March 1, 2009, Mr. Worobow commenced employment at a base compensation level of $250,000. Due to Mr. Worobow’s previous position as a member of our Board of Directors and our compensation committee, a special committee of disinterested directors approved the terms of Mr. Worobow’s employment agreement, including the level of his base compensation.
     Annual Bonus. Historically, our compensation committee or, in some instances, our Chief Executive Officer has made subjective determinations with respect to annual bonuses based on a named executive officer’s achieving or exceeding individual performance objectives and/or an evaluation of overall Company performance against expectations. Commencing in fiscal 2008, however, our compensation committee began establishing objective criteria for the awarding of cash bonuses by making bonus payments contingent on the Company satisfying certain consolidated operating profit goals for each fiscal year that are determined by the compensation committee at or near the beginning of the applicable fiscal year. Effective July 1, 2008, we amended our employment agreements with each of Messrs. Yde and Cody to reflect this bonus structure, with Mr. Yde eligible to receive a bonus of up to 50% of his base salary and Mr. Cody eligible to receive a bonus of up to $100,000. We have chosen operating profits (EBITDA) as the metric on which to base cash bonus plans for eligible executives because we believe it is a key metric on which our performance is measured by investors and other third parties. Further, we have elected to tie cash bonuses under these plans to operating profits (EBITDA) on a consolidated basis, rather than market by market, because we believe it will incentivize eligible executives to focus on the results of our operations as a whole. The compensation committee has determined that annual incentive compensation for Messrs. Pezzimenti and Shulman should take the form of commission-based bonuses and, consequently, they are not eligible to participate in this bonus program. Although Mr. Worobow also participates in this bonus plan pursuant to the terms of his employment agreement with us, his employment commenced in March 2009 and, therefore, he will first be eligible to earn a bonus under the plan during fiscal 2010. However, pursuant to his employment agreement, we paid Mr. Worobow a signing bonus of $20,833.
     During fiscal 2008, our compensation committee awarded cash bonuses to Messrs. Yde and Cody of $200,000 and $100,000, respectively based on the Company exceeding the fiscal 2008 EBITDA goal of $5.1 million, which was set by the Board of Directors at the beginning of the fiscal year when approving the Company’s fiscal 2008 budget. As a point of reference, the Company’s fiscal 2007 EBITDA was approximately $(0.3) million. For purposes of the bonus calculation, EBITDA is defined as operating income plus depreciation and amortization, excluding the impact of other income and expense.
     For the fiscal year ended June 30, 2009, the performance objectives for Mr. Yde and Mr. Cody were not achieved and, as a result, they did not receive performance-based bonuses for fiscal 2009. The target objective for fiscal 2009 was $10.3 million of EBITDA. Because it was unclear as to when or if our acquisition of The Unique Broadcasting Company Limited (now named Global Traffic Network (UK) Commercial Limited) would occur, the EBITDA calculation excluded the impact of the acquisition. Actual EBITDA excluding The Unique Broadcasting Company Limited acquisition was approximately $3.5 million. However, the compensation committee elected to award Messrs. Yde and Cody discretionary bonuses of $112,500 and $50,000, respectively, based primarily upon the substantial efforts expended by each of them in negotiating and consummating our acquisition of Unique. To a lesser extent, the compensation committee awarded such bonuses in recognition of revenue growth in our local markets despite economic conditions that resulted in declines in revenue in such markets over the broader advertising industry. A table summarizing the Company performance against historical EBITDA targets is set forth below:

Fiscal Year	EBITDA Target	Actual EBITDA
2008	$5.1 million	$5.3 million
2009	$10.3 million	$3.5 million*

*	excludes the impact of the Company’s acquisition of The Unique Broadcasting Company Limited
     Long Term Incentive Program. We believe that long term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards and, to date, our long-term compensation has consisted of stock options and restricted stock. Our stock compensation plans have been established to provide key employees, including our executive officers, with incentives to help align the employees’ interests with those of our stockholders, enabling our executive officers to participate in the long-term appreciation of our stockholder value, while personally experiencing the impact of any business setbacks, whether Company specific or industry based. Additionally, we include stock options and restricted stock in our compensation program as a means of promoting retention of key executives, which is achieved by subjecting such options and restricted stock grants to service-based vesting schedules. Options and restricted stock vest in annual installments over periods that range from three to five years, with vesting dates matching the anniversaries of the grant dates. Our initial grants of long-term equity-based incentive compensation following our initial public offering in March 2006, took the form of stock options. Commencing in fiscal 2008, we began granting shares of restricted stock in part to mitigate the level of dilution resulting from equity based incentives, as the equivalent level of intrinsic value may be realized through granting fewer restricted shares than the amount of shares underlying stock options. Our compensation committee determines the form that an equity-based compensation award will take on an individual basis at the time of grant.
     The initial stock option grant made to an executive officer upon joining us is primarily based on competitive conditions applicable to the named executive officer’s specific position. In addition, our compensation committee considers the number of options owned by other executive officers in comparable positions within our Company, as well as at public companies with comparable market capitalizations. Subsequent grants to executive officers are generally considered and awarded in connection with the annual company-wide compensation review or at other times deemed appropriate. Such subsequent grants serve to maintain a competitive position for our Company relative to new opportunities that may become available to our executive officers.
     Awards to an executive officer are based upon his or her sustained performance over time, ability to impact results that drive our stockholder value, level of responsibility within the Company, potential to take on roles of increasing responsibility in our Company and competitive equity award levels for similar positions and responsibilities in public companies with comparable market capitalizations. As mentioned above, the award of stock-based compensation has remained subjective and qualitative by nature, and equity awards are not granted automatically to our executive officers on an annual basis. With respect to our President and Chief

Executive Officer and our former Treasurer and Secretary, we have recognized their substantial stock ownership positions in our Company and have determined that options grants are not currently necessary to align their interests with those of our stockholders and to incentivize them to execute on our Company’s long-term objectives. During the fiscal year ended June 30, 2008, we granted Mr. Cody 15,000 shares of restricted stock and stock options to purchase up to 50,000 shares of our common stock. The grant to Mr. Cody was made in conjunction with the board meeting roughly corresponding to the anniversary of his employment with our Company and was deemed appropriate in light of his potential to impact our operating and financial results that drive the value of our stock. Mr. Shulman received 15,000 shares of restricted stock, which was made pursuant to his employment arrangement with our Company. Mr. Shulman’s employment arrangement, which was determined at the time he joined our Company, provided for grants of 50,000 share stock options at the commencement of his employment and on the first and second anniversaries thereof. Mr. Shulman agreed to receive the 15,000 share restricted stock grant in lieu of the 50,000 stock options initially contemplated. We granted Mr. Pezzimenti a total of 110,000 stock options during fiscal 2008 pursuant to two separate grants. Each of these grants was discretionary in nature and designed to reward Mr. Pezzimenti for the outstanding performance of the Australia Traffic Network and the importance of the Company’s Australian operations to the Company’s overall performance. We granted no equity stock based awards to our executive officers during fiscal 2009, although Mr. Worobow received 20,000 shares of restricted stock related to his service on our Board of Directors. In July 2009, we granted Mr. Shulman 20,000 shares of restricted stock, and granted Messrs. Worobow and Cody options to purchase 20,000 shares and 100,000 shares of our common stock, respectively. In November 2009, we granted Mr. Pezzimenti 25,000 shares of restricted stock and options to purchase an additional 25,000 shares of our common stock. As with previous grants, these grants were intended to more closely align our executives’ interests with those of our shareholders and they were deemed appropriate in light of each executive’s potential to impact our company’s operations over the life of the awards.
     Subsequent to July 1, 2009, Australia enacted legislation to tax stock options and restricted shares upon vesting, rather than exercise, which significantly diminishes the attractiveness of stock options or restricted stock as long term compensation. Although we granted stock based compensation to Mr. Pezzimenti in November 2009, the compensation committee continues to monitor the proposed legislation and analyze the best way to modify or replace this component of long term incentive compensation for him.
     We have not established any stock ownership guidelines for our executives but we believe that a meaningful equity stake in our Company by our executive officers fosters alignment between the interests of our executive officers and those of our stockholders.
     Non-Equity Incentive Plan Compensation — Sales Commissions and Bonuses. As referenced above, Mr. Pezzimenti receives non-equity incentive plan compensation in the form of monthly sales-based bonuses. Our Chief Executive Officer established monthly sales targets for Australia Traffic Network for the fiscal year ended June 30, 2008 and we provided monthly incentives of approximately $11,000 and $16,000 based on achieving roughly 95% and 100%, respectively, of Australia Traffic Network’s sales budget for fiscal year 2008. During fiscal 2008, Mr. Pezzimenti achieved 100% of both of his monthly sales targets for all twelve months of the year. In the aggregate, Australia Traffic Network achieved approximately 108% of its cumulative monthly sales targets for fiscal 2008 and Mr. Pezzimenti received aggregate sales bonuses of approximately $188,353. The Australia Traffic Network annual target for fiscal 2008 was approximately A$46.4 million, which was an increase of approximately 29% over fiscal 2007 sales performance. For fiscal 2009, Mr. Pezzimenti continued to receive monthly sales-based bonuses of approximately $9,000 and $13,000 (based on the average exchange rate for fiscal 2009) for achieving sales targets set by our Chief Executive Officer. The targets for 2009 approximated 100% and 104% of Australia Traffic Network fiscal 2009 monthly sales budgets. Australia Traffic Network’s annual sales budget was approximately A$58.9 million. For fiscal 2009, Mr. Pezzimenti achieved the higher target level four times, the lower target four times and no sales bonus four times, and achieved approximately 98% of his annual sales target over the course of the entire fiscal year. For fiscal 2009, Mr. Pezzimenti received monthly sales-based bonuses totaling $92,175. For fiscal 2010, our compensation committee approved three “tiers” of annual Australian revenue targets for fiscal 2010, each of which corresponds with a specified percentage increase in annual revenue from the Australian operations over the fiscal 2009 period. Mr. Pezzimenti will be entitled to receive monthly cash bonuses upon the Company’s Australian operations achieving monthly portions of the targeted revenue amounts. Depending on the monthly revenue target tier achieved, Mr. Pezzimenti will be entitled to monthly cash bonuses of approximately $6,000, $14,000 or $17,500. Mr. Pezzimenti is not entitled to receive bonus amounts for any month in which the Company’s Australian operations fail to achieve revenues corresponding to the lowest revenue target tier. However, Mr. Pezzimenti has the opportunity to “recapture” any missed monthly cash bonuses by achieving the cumulative revenue target for the quarter in which the monthly sales bonus was not achieved. Mr. Pezzimenti is paid in Australian dollars and the dollar amounts reflected above have been converted to United States dollars utilizing a recent exchange rate. Due to the fixed cost nature of our business, it is anticipated that an increase in revenues will yield significant additional operating income and earnings. The compensation committee evaluates the terms of the non-equity incentive plan applicable to Mr. Pezzimenti on an annual basis and revises the terms of this plan based on their review.

     For the fiscal year ending June 30, 2008, we established a commission-based non-equity compensation plan for Ivan Shulman, Senior Vice President — Sales, that was based on the performance of our Canadian operations. Under this plan, Mr. Shulman was entitled to receive monthly cash commissions equal to a percentage of Canada Traffic Network’s monthly net revenues provided that such net revenues exceed certain thresholds. The applicable commission percentage was 1% if net revenues for the month exceeded C$400,000, 2% if net revenues for the month exceeded C$500,000, 3% if net revenues for the month exceeded C$600,000, or 4% if net revenues for the month exceeded C$700,000. The thresholds were all measured in Canadian dollars, which is the functional currency of Canadian Traffic Network and the commissions earned were then converted into U.S. dollars for payment to Mr. Shulman. In addition, Mr. Shulman was entitled to receive separate $100,000 cash bonus payments if Canada Traffic Network achieved positive EBITDA and positive net income prior to the allocation of corporate overhead (if any), respectively. In recognition of Canadian Traffic Network achieving net revenues in excess of C$800,000 for the month of June 2008, at the request of our Chief Executive Officer, the compensation committee agreed to revise the plan to pay 4.5% commission if net revenues exceeded C$800,000. Mr. Shulman reached at least the minimum threshold nine times and received aggregate commissions of $175,596 under the non-equity incentive plan for fiscal 2008. EBITDA of Canada Traffic Network for the 2008 fiscal year was $(2.4) million. For fiscal 2009, Mr. Shulman was similarly entitled to receive monthly cash commissions equal to a percentage of Canada Traffic Network’s monthly net revenues provided that such net revenues exceeded certain thresholds. The applicable commission percentage was 1% if net revenues for the month exceeded C$700,000, 2% if net revenues for the month exceeded C$800,000, 3% if net revenues for the month exceeded C$900,000, or 4% if net revenues for the month exceeded C$1,000,000. Again, the thresholds were all measured in Canadian dollars, which is the functional currency of Canadian Traffic Network and the commissions earned were then converted into U.S. dollars for payment to Mr. Shulman. In addition, Mr. Shulman was entitled to receive separate $100,000 cash bonus payments if Canada Traffic Network achieved positive EBITDA after payments to Mr. Shulman (including his non-equity incentive compensation). EBITDA of Canada Traffic Network less Mr. Shulman’s cash compensation for the 2009 fiscal year was $(2.8) million. For fiscal 2009, Mr. Shulman reached at least the minimum threshold five times and earned aggregate sales-based bonuses of $83,973. For fiscal 2010, our Chief Executive Officer established quarterly sales targets for the Company’s Canadian operations for fiscal 2010 that were approved by the compensation committee. Under this 2010 plan, Mr. Shulman is entitled to quarterly cash bonuses of $15,000, $30,000 or $45,000 based upon on the Company’s Canadian operations achieving 95%, 100% or 105% of the applicable quarterly sales target. Mr. Shulman is not entitled to receive bonus amounts for any quarter in which the Canadian operations fail to achieve at least 95% of the applicable sales target. As discussed under “Elements of 2009 Executive Compensation — Base Salary” above, in conjunction with a reduction in base salary that was effective January 1, 2010, Mr. Shulman is also entitled to receive cash “override” commissions equal to 2% of the increase in net quarterly sales of the Company’s Canadian operations over the net quarterly sales in the prior year’s corresponding quarter. In addition, Mr. Shulman is eligible to receive a 10% sales commission on certain pre-approved customer accounts.
     For each of Messrs. Pezzimenti and Shulman, the sales targets established for a particular fiscal year have been determined using the sales budgets prepared by Company management as a baseline. The compensation committee reviews these budgets with management prior to their adoption and believes that they represent levels that, if achieved, will translate into operating success and increased shareholder value. To provide for meaningful incentives, the compensation committee strives to put in place sales goals that are both challenging yet achievable, and it believes that the Company’s budgets provide a baseline consistent with this approach.
     Severance and Other Benefits Upon Termination of Employment
     In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our executive officers with severance protections that are consistent with the severance protections offered by public companies with similar market capitalizations. Thus, the current employment agreements with Messrs. Yde, Cody, and Worobow provide for severance benefits in the event of a termination of employment by the Company without cause or by the executive in the event of a material breach by the Company of the executive’s employment agreement. Our compensation committee has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with our Company and as part of their overall compensation package. The severance benefits for these executives consist of continued salary for a period of 18 months for Mr. Yde and continued salary (including contractual increases) through the end of the term of Mr. Cody and Mr. Worobow’s employment agreements.
     We believe these severance benefits are consistent with severance arrangements of public companies with similar market capitalizations and provide these executive officers with financial and personal security during a period of time when they are likely to be unemployed. See “Potential Payments Upon Termination or Change in Control” below for a description of the potential payments that may be made to the named executive officers in connection with their termination of employment or a change in control.

     On July 25, 2009, Mr. Dale C. Arfman, who at that time was our Treasurer and Secretary and a member of its Board of Directors, resigned as an employee and an officer effective June 30, 2009. In conjunction with his resignation, we entered into a letter agreement with Mr. Arfman pursuant to which we agreed to pay Mr. Arfman a one-time $6,000 payment and additional monthly payments of $10,416.67 until June 30, 2010, during which time Mr. Arfman has agreed to provide services to the Company in a consulting capacity. The letter agreement, which also provided for a customary release of claims by Mr. Arfman, became effective August 1, 2009.
     Tax Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limit, however, for performance-based compensation meeting certain requirements. Stock option awards and awards of restricted stock generally are performance-based compensation meeting those requirements and, as such, are fully deductible.
Compensation Committee Report
     The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Shane E. Coppola
William M. Mower

     Summary Compensation Table
     The following summary compensation table reflects cash and non-cash compensation for the fiscal years ended June 30, 2009, 2008 and 2007 awarded to or earned by the named executive officers.

	Fiscal							Non- Equity
Name and	Year			Stock		Option		Incentive Plan
Principal	Ended			Awards		Awards		Compensation		All Other
Position	June 30	Salary ($)	Bonus ($)	($)(1)		($)(1)		($)		Compensation ($)		Total ($)
William L. Yde III	2009	$450,000	$112,500	$—		$—		$—		$12,000	(10)	$574,500
Chairman, President and Chief Executive Officer	2008	$400,000	$—	$—		$—		$200,000	(14)	$12,000	(10)	$612,000
	2007	$362,500	$50,000	$—		$—		$—		$4,000	(10)	$416,500

Scott E. Cody	2009	$315,000	$50,000	$34,000		$218,388		$—		$12,000	(10)	$629,388
Chief Financial Officer and Chief Operating	2008	$300,000	$—	$10,363		$193,110		$100,000	(15)	$12,000	(10)	$615,473
Officer	2007	$223,769	$—	$—		$95,125		$—		$12,504	(2)	$331,398

Dale C. Arfman (9)	2009	$175,000	$—	$—		$—		$—		$12,000	(10)	$187,000
Treasurer and Secretary	2008	$175,000	$—	$—		$—		$—		$12,000	(10)	$187,000
	2007	$175,000	$—	$—		$—		$—		$4,000	(10)	$179,000

Ivan N. Shulman	2009	$350,000	$—	$34,000		$157,832		$83,973	(11)	$12,000	(10)	$637,805
Senior Vice President -	2008	$307,765	$—	$10,363		$164,367		$175,596	(7)	$12,000	(10)	$670,091
Sales	2007	$254,886	$100,000	$—		$81,540		$—		$6,500	(10)	$442,926

B. William Pezzimenti (3)	2009	$390,954	$—	$—		$116,264		$92,175	(12)	$52,786	(5)	$652,179
Managing Director of	2008	$430,520	$—	$—		$71,032		$188,353	(6)	$24,608	(5)	$714,513
Australia Traffic
Network	2007	$282,930	$—	$—		$34,433		$206,062	(4)	$21,562	(5)	$544,987

Gary Worobow (8)	2009	$83,333	$20,833	$72,018	(13)	$49,300	(13)	$—		$4,000	(10)	$229,484
Executive Vice President, Business and Legal Affairs	2008	$—	$—	$17,195	(13)	$49,300	(13)	$—		$—		$66,495
	2007	$—	$—	$—		$27,732	(13)	$—		$3,000	(16)	$30,732

(1)	Amounts shown reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2009, 2008 and 2007 in accordance with FAS 123(R). Assumptions used in calculating this amount are included in Note 12 to our audited financial statements for the fiscal year ended June 30, 2009, which are included in our Annual Report filed on Form 10-K.

(2)	Consists of $6,504 of reimbursement for health benefit premiums paid by the employee and $6,000 in payments in lieu of medical insurance.

(3)	Mr. Pezzimenti is paid in Australian dollars. For the purposes of this table, his compensation has been converted to United States dollars utilizing the average monthly exchange rate for the fiscal years ended June 30, 2009, 2008 and 2007.

(4)	Represents non-equity incentive plan compensation in the form of monthly sales-based commissions. Our Chief Executive Officer established monthly sales targets for The Australia Traffic Network for the fiscal year ended June 30, 2007. If The Australia Traffic Network achieved at least 100% of its sales target for a particular month, Mr. Pezzimenti was entitled to receive a commission payment equal to the amount by which 2% of that month’s net sales exceeded his monthly base salary. If Australia Traffic Network achieved at least 95% but less than 100% of its sales target for the month, Mr. Pezzimenti was entitled to receive a commission payment equal to the amount by which 1.5% of that month’s net sales exceeded his monthly base salary. Mr. Pezzimenti was not entitled to receive commissions for any month in which Australia Traffic Network failed to achieve at least 95% of its sales target. However, we agreed to “true-up” the commission payments to Mr. Pezzimenti on a quarterly basis such that Mr. Pezzimenti was entitled to received the entire 2% or 1.5% of net sales, as applicable, if Australian Traffic Network failed to achieve 100% or 95% of its sales target for a particular month but achieved the applicable threshold percentage of the cumulative sales targets for the entire three month period.

(5)	Consists of automobile related costs incurred for the benefit of the employee. At the beginning of fiscal 2009 we transferred ownership of the automobile used by Mr. Pezzimenti but owned by us to Mr. Pezzimenti in exchange for the elimination of the obligation to provide him a company paid automobile. The compensation for fiscal 2009 represents the book value of the automobile at the time of transfer, which we believe approximated the fair value of the automobile.

(6)	Represents non-equity incentive plan compensation in the form of monthly sales bonuses. Our Chief Executive Officer established monthly sales targets for Australia Traffic Network for the fiscal year ended June 30, 2008 and we provided monthly incentives of approximately $11,000 and $16,000 based on achieving roughly 95% and 100%, respectively, of these sales targets.

(7)	Represents non-equity incentive plan compensation in the form of monthly sales commissions. Mr. Shulman was entitled to receive monthly cash commissions equal to a percentage of Canada Traffic Network’s monthly net revenues provided that such net revenues exceeded certain thresholds. The applicable commission percentage was 1% if net revenues for the month exceeded C$400,000, 2% if net revenues for the month exceeded C$500,000, 3% if net revenues for the month exceeded C$600,000, 4% if net revenues for the month exceeded $700,000 or 4.5% if net revenues exceeded C$800,000. The thresholds are all measured in Canadian dollars, which is the functional currency of Canadian Traffic Network and the commissions earned are then converted into U.S. dollars for payment to Mr. Shulman.

(8)	Mr. Worobow served on our Board of Directors from December 8, 2006 until March 1, 2009. Effective March 1, 2009, Mr. Worobow resigned as a director and commenced employment with the Company as its Executive Vice President, Business and Legal Affairs. Compensation for periods prior to March 1, 2009 pertains to his service on our Board of Directors.

(9)	Mr. Arfman resigned as our Secretary and Treasurer effective June 30, 2009. Mr. Arfman continues to serve on our Board of Directors.

(10)	Consists of an additional $1,000 per month paid to executive in lieu of the Company providing medical insurance.

(11)	Represents non-equity incentive plan compensation in the form of monthly sales commissions. Mr. Shulman was entitled to receive monthly cash commissions equal to a percentage of Canada Traffic Network’s monthly net revenues provided that such net revenues exceed certain thresholds. The applicable commission percentage was 1% if net revenues for the month exceeded C$700,000, 2% if net revenues for the month exceeded C$800,000, 3% if net revenues for the month exceeded C$900,000, or 4% if net revenues for the month exceeded C$1,000,000. The thresholds were all measured in Canadian dollars, which is the functional currency of Canadian Traffic Network and the commissions earned were then converted into U.S. dollars for payment to Mr. Shulman.

(12)	Represents non-equity incentive plan compensation in the form of monthly sales bonuses. Mr. Pezzimenti received monthly sales-based bonuses of approximately $9,000 and $13,000 (based on the average exchange rate for fiscal 2009) in fiscal year 2009 for achieving sales targets set by our Chief Executive Officer. The targets for 2009 approximated 100% and 104% of Australia Traffic Network’s fiscal 2009 monthly sales budgets.

(13)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for fiscal 2009 that is associated with restricted stock and stock options granted in connection with Mr. Worobow’s service as a director of the Company.

(14)	Mr. Yde was eligible to receive a bonus of 50% of his base salary based upon the Company exceeding a fiscal 2008 EBITDA goal of $5.1 million. For purposes of the bonus calculation, EBITDA is defined as operating income plus depreciation and amortization, excluding the impact of other income and expense. Actual 2008 EBITDA was approximately $5.3 million.

(15)	Mr. Cody was eligible to receive a bonus of $100,000 based upon the Company exceeding a fiscal 2008 EBITDA goal of $5.1 million. For purposes of the bonus calculation, EBITDA is defined as operating income plus depreciation and amortization, excluding the impact of other income and expense. Actual 2008 EBITDA was approximately $5.3 million.

(16)	Represents cash fees paid for attendance at board meetings in Mr. Worobow’s capacity as a director of the Company.

Compensation of Named Executive Officers
     The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our named executive officers in fiscal years 2009, 2008 and 2007. The primary elements of the named executive officers’ total compensation reported in the table are base salary, cash bonus, long-term equity incentive consisting of stock options and/or restricted stock and non-equity incentive plan compensation in the form of sales-based commissions. Our named executive officers also earned or were paid the other benefits listed in column entitled “All Other Compensation” of the Summary Compensation Table, as further described in the footnotes to the table.
     The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each named executive officer’s employment agreement, base salary and bonus is provided immediately following this paragraph. The Grants of Plan-Based Awards in Fiscal 2009 table, and the description of the material terms of the stock options and restricted stock granted in fiscal 2009 that follows it, provide information regarding the long-term equity incentives awarded to named executive officers in fiscal 2009. The Outstanding Equity Awards at Fiscal 2009 Year-End table provides further information on the named executive officers’ potential realizable value with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our named executive officers under certain circumstances.
Description of Employment Agreements, Salary, and Bonus Amounts
Employment Agreement with William L. Yde III
     Salary and Bonus. On November 18, 2005, we entered into an employment agreement with William L. Yde III, our Chief Executive Officer and President that has a term of five years and became effective on March 29, 2006, the closing date of our initial public offering. Pursuant to this agreement, as amended to date, Mr. Yde currently receives a base salary of $475,000 per year and is entitled to $50,000 increases in his base salary on July 1 of each year provided that the Company achieves certain profit levels to be determined by the Board for the preceding fiscal year. Mr. Yde is also entitled to receive an annual performance-based bonuses of up to 50% of his annual base salary for each fiscal year during the agreement’s term. The amount of each year’s bonus, if any, will be determined and paid based upon satisfaction of certain operating profit goals to be determined by our compensation committee for the applicable fiscal year and is contingent upon Mr. Yde remaining an active employee of the Company through the end of the applicable fiscal year. Mr. Yde’s employment agreement provides that unless and until the Company elects to provide its United States based employees with medical insurance, the Company will pay Mr. Yde $1,000 per month in lieu providing him with medical insurance. The agreement requires Mr. Yde to devote substantially all of his working time to our Company. Also pursuant to the agreement, our Board of Director, in its sole discretion, may grant Mr. Yde up to 500,000 shares of our common stock (as adjusted for stock splits, stock combinations, reorganizations or similar events) if our stock has traded at an average closing sales price of $30.00 per share for 20 consecutive trading days during the term of the agreement, as reported on the NASDAQ Global Market (or such other market or exchange if our common stock is then quoted or listed on a market or exchange other than the NASDAQ Global Market).
     Confidentiality, Non-competition and Non-solicitation. The agreement contains standard provisions regarding protection of our confidential information (as defined in the employment agreement) and prohibits Mr. Yde from directly or indirectly engaging in the following actions during the period he is employed by us and continuing for one year following the termination of the agreement, without our prior express written consent:
•	Providing services to any of our competitors anywhere outside of the United States similar to those provided to us during his employment;

•	soliciting or attempting to induce any of our customers, suppliers, licensees, licensors or other business relations to cease doing business with us; or

•	soliciting or attempting to induce any of our employees to leave our employ, or to work for, render services or provide advice to or supply our confidential business information or trade secrets to any third person or entity.
Employment Agreement with Scott E. Cody
     Salary and Bonus. On February 14, 2006, we entered into an employment agreement with Scott E. Cody, our Chief Operating Officer and Chief Financial Officer. As amended to date, the agreement has a term that expires on June 30, 2011. Pursuant to the amended agreement, Mr. Cody is currently entitled to receive a base salary of $330,750 per year and will be subject to 5% increases on July 1 of each year during the term of the agreement. Mr. Cody is also entitled to receive an annual performance-based bonus of up to $100,000 for each fiscal year during the agreement’s term. The amount of each year’s bonus, if any, will be determined and paid based upon satisfaction of certain operating profit goals to be determined by the compensation committee for the applicable fiscal year and is contingent upon Mr. Cody remaining an active employee of the Company through the end of the applicable fiscal year. Mr. Cody’s employment agreement provides that unless and until the Company elects to provide its United States based employees with medical insurance, the Company will pay Mr. Cody $1,000 per month in lieu providing him with medical insurance. The employment agreement, as amended, requires Mr. Cody to devote substantially all of his working time to our Company.
     Equity-based Incentives. In connection with entering into the employment agreement, our Board of Directors approved a grant to Mr. Cody of an option to purchase 100,000 shares of our common stock. This option, which was granted on March 23, 2006 (the effective date of our initial public offering), has an exercise price equal to $5.00 (the initial public offering price) and vested over three years with 33,334 shares vesting on March 23, 2007 and 33,333 shares vesting on each of March 23, 2008 and March 23, 2009. In addition, on March 29, 2007, upon approval by the compensation committee of the Board of Directors, we granted Mr. Cody stock options to purchase an additional 100,000 shares of our common stock at an exercise price equal to $5.25 per share. The option vests over three years with 33,333 shares vesting on each of March 29, 2008 and 2009, and 33,334 shares vesting on March 29, 2010. On March 12, 2008, upon approval of the compensation committee of the Board of Directors, we granted Mr. Cody 15,000 restricted shares of our common stock and stock options to purchase an additional 50,000 shares of our common stock at an exercise price equal to $6.80 per share. The option vests over three years with 16,666 shares vesting on March 12, 2009, and 16,667 shares vesting on each of March 12, 2010 and 2011. The restricted stock grant is subject to transfer and forfeiture restrictions that lapse in three equal annual installments of 5,000 shares each on March 12, 2009, 2010 and 2011. On July 9, 2009, upon approval by the compensation committee of the Board of Directors, we granted Mr. Cody stock options to purchase an additional 100,000 shares of our common stock at an exercise price equal to $3.76 per share. The option vests over three years with 33,333 shares vesting on each of July 9, 2010 and 2011 and 33,334 shares vesting on July 9, 2012.
     Confidentiality, Non-competition and Non-solicitation. The employment agreement contains standard provisions regarding protection of our confidential information (as defined in the employment agreement) and prohibits Mr. Cody from directly or indirectly engaging in the following actions during the period he is employed by us and continuing for one year following the termination of the employment agreement, without our prior express written consent:
•	providing services to any of our competitors anywhere outside of the United States similar to those provided to us during his employment;

•	soliciting or attempting to induce any of our customers, suppliers, licensees, licensors or other business relations to cease doing business with us; or

•	soliciting or attempting to induce any of our employees to leave our employ, or to work for, render services or provide advice to or supply our confidential business information or trade secrets to any third person or entity.
Employment Agreement with Dale C. Arfman
     Salary and Bonus. On November 18, 2005, we entered into an employment agreement with Dale C. Arfman, our Treasurer and Secretary. The agreement had a term of three years and became effective on March 29, 2006, the closing date of our initial public offering and expired on March 31, 2009, at which point Mr. Arfman’s employment continued on “at-will” basis until June 30, 2009. Pursuant to this agreement, Mr. Arfman was entitled to receive an initial base salary of $175,000 per year. Mr. Arfman was also eligible to receive a cash bonus or a bonus in the form of stock awards or grants of options to purchase our capital stock, dependent upon such factors or goals as may be determined by the Board from time to time. We had agreed that unless and until the Company elects to provide its United States based employees with medical insurance, the Company would pay Mr. Arfman $1,000 per month in lieu providing him with medical insurance. The agreement required Mr. Arfman to devote substantially all of his working time to our Company.
     On July 25, 2009, Mr. Arfman, resigned as an employee and an officer of the Company. In conjunction with his resignation, we entered into a letter agreement with Mr. Arfman pursuant to which we agreed to pay Mr. Arfman a one-time $6,000 payment and additional monthly payments of $10,416.67 until June 30, 2010, during which time Mr. Arfman has agreed to provide services to the Company in a consulting capacity. The letter agreement, which also provided for a customary release of claims by Mr. Arfman, became effective August 1, 2009.

     Confidentiality, Non-competition and Non-solicitation. The agreement contains standard provisions regarding protection of our confidential information (as defined in the employment agreement) and prohibits Mr. Arfman from directly or indirectly engaging in the following actions during the period he was employed by us and continuing for one year following the termination of the agreement, without our prior express written consent:
•	providing services to any of our competitors anywhere outside of the United States similar to those provided to us during his employment;

•	soliciting or attempting to induce any of our customers, suppliers, licensees, licensors or other business relations to cease doing business with us; or

•	soliciting or attempting to induce any of our employees to leave our employ, or to work for, render services or provide advice to or supply our confidential business information or trade secrets to any third person or entity.
Employment Arrangement with Ivan N. Shulman
     Salary and Bonus. On May 3, 2006, we entered into an unwritten employment arrangement with Ivan N. Shulman that became effective on May 8, 2006, pursuant to which Mr. Shulman serves as Senior Vice President — Sales. Under his employment arrangement, we agreed to pay Mr. Shulman an initial annualized base salary of $250,000 during his first year of employment, with a $50,000 increase in base salary in each of the following two years. Effective January 1, 2010, Mr. Shulman’s base salary was reduced to $250,000 in conjunction with providing the potential for an increased amount of sales based incentive compensation. Mr. Shulman is also eligible to receive bonus compensation from time to time as determined by our Board of Directors.
     Equity-based Incentives. Pursuant to Mr. Shulman’s employment arrangement, we granted Mr. Shulman an option to purchase 50,000 shares of our common stock at an exercise price of $6.28 per share on May 8, 2006, the date on which he commenced his employment with us. We also agreed to grant Mr. Shulman similar options to purchase an additional 50,000 shares of our common stock on each of May 8, 2007 and May 8, 2008, provided that he remained an employee of ours on such dates (the May 8, 2007 option was granted at an exercise price of $7.05 per share). On March 12, 2008, in lieu of the 50,000 options to be granted on May 8, 2008, Mr. Shulman elected to receive a 15,000 share restricted stock grant. The restricted stock grant is subject to transfer and forfeiture restrictions that lapse in three equal annual installments of 5,000 shares each on March 12, 2009, 2010 and 2011. In addition, Mr. Shulman was granted an additional option to purchase 50,000 shares of our common stock on December 8, 2006 at an exercise price of $4.66 per share. The exercise price of all of these options are equal to the fair market value of our common stock on the date of grant and vest or will vest in three equal annual installments commencing on the one-year anniversary of the date of grant. On July 9, 2009, upon approval of the compensation committee of the Board of Directors, we granted Mr. Shulman 20,000 shares of restricted stock. The restricted stock grant is subject to transfer and forfeiture restrictions that lapse in three annual installments of 6,667 shares on each of July 9, 2010 and 2011 and 6,666 shares on July 9, 2012.
     Confidentiality, Non-competition and Non-solicitation. Although Mr. Shulman’s employment is not governed by a written employment agreement and has no definite term, he is subject to an agreement which provides for confidentiality, non-competition and non-solicitation covenants that will remain in effect during the period in which he is employed by us and continuing for one year following the termination of such employment.
Employment Arrangement with B. William Pezzimenti
     Salary and Bonus. B. William Pezzimenti is employed by Australia Traffic Network pursuant to an unwritten arrangement that has no definite term. His base salary, cash bonus and/or cash-based incentive compensation plan is determined for each fiscal year by our Chief Executive Officer in consultation with our compensation committee.
     Equity-based Incentives. Mr. Pezzimenti’s equity-based compensation grants are made by our compensation committee, generally at the suggestion of our Chief Executive Officer, from time to time as deemed appropriate. At the time of our initial public offering, our Board of Directors approved a grant to Mr. Pezzimenti of an option to purchase 50,000 shares of our common stock. This option, which was granted on March 23, 2006 (the effective date of our initial public offering), has an exercise price equal to $5.00 (the initial public offering price) and vested in annual installments over three years. In addition, on October 24, 2007 and March 12, 2008, upon approval by the compensation committee, we granted Mr. Pezzimenti stock options to purchase 10,000 and 100,000 shares of our common stock at exercises price equal to $6.68 per share and $6.80 per share, respectively. The October 24, 2007 option vests in annual installments over three years. The March 12, 2008 option vests in annual installments over five years. The exercise prices of all of these options are equal to the fair market value of our common stock on the date of grant. On November 9, 2009, upon approval of the compensation committee, we granted Mr. Pezzimenti 25,000 restricted shares of our common stock and stock options to purchase an additional 25,000 shares of our common stock at an exercise price equal to $4.13 per share. The option vests over three years with 8,334 shares vesting on November 9, 2010, and 8,333 shares vesting on each of November 9, 2011 and 2012. The restricted stock grant is subject to transfer and forfeiture restrictions that lapse in three annual installments of 8,334 shares on November 9, 2010 and 8,333 shares each on November 9, 2011 and 2012.
     Confidentiality, Non-competition and Non-solicitation Agreement with William Pezzimenti
     We have entered into an agreement with Mr. William Pezzimenti which provides for confidentiality, non-competition and non-solicitation covenants that will remain in effect for a period of one year following termination of Mr. Pezzimenti’s employment.
Employment Agreement with Gary L. Worobow
     Salary and Bonus. On March 11, 2009, we entered into an employment agreement with Gary L. Worobow, our Executive Vice President, Business and Legal Affairs, that runs through June 30, 2012. Pursuant to the agreement, Mr. Worobow is entitled to receive an annualized base salary of $250,000 through January 2010, which will be subject to 5% annual increases commencing February 1, 2010. In addition, Mr. Worobow received a one-time bonus equal to one month’s salary upon commencing employment. Mr. Worobow is also entitled to receive an annual performance-based bonus of up to one-third of his base salary for each of fiscal 2010, 2011 and 2012. The amount of each year’s bonus, if any, will be determined and paid based upon satisfaction of certain operating profit goals to be determined by the compensation committee for the applicable fiscal year and is contingent upon Mr. Worobow remaining an active employee of the Company through the end of the applicable fiscal year. In addition to reimbursing Mr. Worobow for reasonable expenses incurred in performing his duties, including maintaining bar association membership and satisfying continuing legal education requirements, the employment agreement provides that unless and until the Company elects to provide its United States based employees with medical insurance, we will pay Mr. Worobow $1,000 per month in lieu providing him with medical insurance. The employment agreement requires Mr. Worobow to devote substantially all of his working time to our Company.
     Confidentiality, Non-competition and Non-solicitation. The agreement contains standard provisions regarding protection of our confidential information (as defined in the employment agreement) and prohibits Mr. Worobow from directly or indirectly engaging in the following actions during the period he is employed by us and continuing for one year following the termination of the agreement, without our prior express written consent:
•	Providing services to any of our competitors anywhere outside of the United States similar to those provided to us during his employment;

•	soliciting or attempting to induce any of our customers, suppliers, licensees, licensors or other business relations to cease doing business with us; or

•	soliciting or attempting to induce any of our employees to leave our employ, or to work for, render services or provide advice to or supply our confidential business information or trade secrets to any third person or entity.
     Equity-based Incentives. In conjunction with entering into his employment agreement with the Company, Mr. Worobow resigned as a member of the Company’s Board of Directors effective March 11, 2009. Upon such resignation, the Company granted Mr. Worobow a 50,000 share employee stock option in exchange for a 50,000 share director stock option granted to Mr. Worobow upon his initial election to the Board. The employee stock option has an exercise price equal to $4.66 , was immediately exercisable with respect to 33,333 shares and vested with respect to the remaining 16,667 shares on December 8, 2009. The exercise price and the vesting are consistent with the exercise price and vesting of Mr. Worobow’s prior director stock option. On July 9, 2009, upon approval by the compensation committee of the Board of Directors, we granted Mr. Worobow stock options to purchase 20,000 shares of our common stock at an exercise price equal to $3.76 per share. The option vests over three years with 6,667 shares vesting on each of July 9, 2010 and 2011 and 6,666 shares vesting on July 9, 2012.
Grants of Plan-Based Awards in Fiscal 2009
     The following table sets forth information with respect to stock options and restricted stock granted to the named executive officers during the fiscal year ended June 30, 2009. All stock options and restricted stock identified in the following table were granted under the 2005 Plan, the material terms of which are described below.

Name	Grant Date	Stock Awards: Number of Shares of (#)		Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
William L. Yde III	—	—		—	—	—
Scott E. Cody	—	—		—	—	—
Gary L. Worobow	February 26, 2009	20,000	(1)	—	—	$92,000
Dale C. Arfman	—	—		—	—	—
Ivan N. Shulman	—	—		—	—	—
B. William Pezzimenti	—	—		—	—	—

(1)	Represents a restricted stock grant subject to transfer and forfeiture restrictions that lapse in three annual installments of 6,667 shares each on February 26, 2010 and February 26, 2011 and 6,666 on February 26, 2011 which was granted pursuant to Mr. Worobow serving on our Board of Directors.

(2)	Amounts shown reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) that will be expensed over the vesting period. Assumptions used in calculating this amount are included in Note 12 to our audited financial statements for the fiscal year ended June 30, 2009, which are included in our Annual Report on Form 10-K.
Global Traffic Network, Inc. 2005 Stock Incentive Plan
     We maintain the 2005 Plan that, as amended and restated to date, authorizes the granting of stock based awards to purchase up to 1,800,000 shares of our common stock, of which a total of 1,063,399 shares were subject to outstanding option and restricted stock grants at June 30, 2009. Under the 2005 Plan, our Board of Directors or a committee of two or more non-employee directors designated by our board administers the 2005 Plan. As such, the board or compensation committee, as applicable, has the power to grant awards, to determine when and to whom awards will be granted, the form of each award, the amount of each award, and any other terms or conditions of each award consistent with the terms of the 2005 Plan. Awards may be made to our employees, directors and consultants. The types of awards that may be granted under the 2005 Plan include incentive and non-qualified stock options, restricted and unrestricted stock, stock appreciation rights, performance shares and other stock-based awards. Each award agreement will specify the number and type of award, together with any other terms and conditions as determined by the Board of Directors or committee thereof in its sole discretion.
     In the event of a sale or merger of the company, the Board of Directors or applicable committee may take any action with respect to outstanding awards that it deems equitable, including providing for the assumption or substitution of outstanding awards, or the acceleration or termination of unvested awards. The Board of Directors may amend or discontinue the 2005 Plan at any time, except as would impair the rights with respect to any awards outstanding under the 2005 Plan.
Outstanding Equity Awards at 2009 Fiscal Year-End
     The following table includes certain information as of June 30, 2009 with respect to the value of all unexercised stock options and restricted shares previously awarded to the named executive officers. All stock options and restricted stock identified in the following table were granted under the 2005 Plan.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying						Market Value
	Unexercised	Unexercised						of Shares
	Options	Options		Option	Option	Number of Shares		of Stock that
	(#)	(#)		Exercise	Expiration	of Stock that have		have not Vested
Name	Exercisable	Unexercisable		Price ($)	Date	not Vested (#)		($)(11)
William L. Yde III	—	—		—	—	—		—
Scott E. Cody	100,000	—		$5.00	March 23, 2016	—		—
Scott E. Cody	66,666	33,334	(2)	$5.25	March 29, 2017	—		—
Scott E. Cody	16,666	34,334	(3)	$6.80	March 12, 2018	—		—

Scott E. Cody	—	—		—	—	10,000	(10)	$37,900

Dale C. Arfman	—	—		—	—	—		—
Ivan N. Shulman	50,000	—		$6.28	May 8, 2016	—		—
Ivan N. Shulman	16,734	16,666	(5)	$4.66	December 8, 2016	—		—
Ivan N. Shulman	33,334	16,666	(6)	$7.05	May 8, 2017	—		—

Ivan N. Shulman	—	—		—	—	10,000	(10)	$37,900
B. William Pezzimenti	50,000	—		$5.00	March 23, 2016	—		—
B. William Pezzimenti	3,334	6,666	(8)	$6.68	October 24, 2017	—		—
B. William Pezzimenti	20,000	80,000	(9)	$6.80	March 12, 2018	—		—
Gary L. Worobow	33,334	16,666	(1)	$4.66	March 11, 2019	—		—

Gary L. Worobow	—	—		—	—	13,333	(4)	$50,532

Gary L. Worobow	—	—		—	—	20,000	(7)	$75,800

(1)	Vests with respect of 16,666 shares on December 8, 2009

(2)	Vests with respect to 33,334 shares on March 29, 2010.

(3)	Vests with respect to 16,667 shares each on March 12, 2010 and March 12, 2011.

(4)	Vests with respect to 6,667 shares on February 20, 2010 and 6,666 shares on February 20, 2011. Market value is based on $3.79 per share, the closing price of our common stock on June 30, 2009, the last day of our fiscal year.

(5)	Vests with respect to 16,666 shares on December 8, 2009.

(6)	Vests with respect to 16,666 shares on May 8, 2010.

(7)	Vests with respect to 6,667 shares each on February 26, 2010 and February 26, 2011 and 6,666 shares on February 26, 2012. Market value is based on $3.79 per share, the closing price of our common stock on June 30, 2009, the last day of our fiscal year

(8)	Vests with respect to 3,333 shares on each on October 24, 2009 and October 24, 2010.

(9)	Vests with respect to 20,000 shares on each on March 12, 2010, March 12, 2011, March 12, 2012 and March 12, 2013.

(10)	Vests with respect to 5,000 shares on each of March 12, 2010 and March 23, 2011. Market value is based on $3.79 per share, the closing price of our common stock on June 30, 2009, the last day of our fiscal year.

(11)	Based on $3.79 per share, which was the closing price on June 30, 2009, the last day of our fiscal year.
Option Exercises and Stock Vested
     The following table sets forth information concerning each exercise of stock options and each vesting of stock, including Performance Shares, during the fiscal year ended June 30, 2009 for each Named Executive Officer:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
William L. Yde III	—	$—	—	$—
Scott E Cody	—	$—	5,000	$22,100
Gary L. Worobow	—	$—	6,667	$33,535
Dale C. Arfman	—	$—	—	$—
Ivan N. Shulman	16,600	$85,490	5,000	$22,100
B. William Pezzimenti	—	$—	—	$—
Potential Payments Upon Termination or Change-in-Control
     In the event we terminate Mr. Yde’s employment for “cause,” Mr. Yde will only be entitled to compensation and benefits accrued through the effective date of termination. In the event that we terminate Mr. Yde’s employment without “cause” or if Mr. Yde terminates his employment as a result of our material breach of the agreement, Mr. Yde will also be entitled to severance in the form of continuation of his base salary (as adjusted for any increase earned) for 18 months following the effective date of termination. The term “ cause “ under Mr. Yde’s employment agreement includes the following events: (i) Mr. Yde’s conviction of a felony; (ii) Mr. Yde’s material breach of the employment agreement; (iii) Mr. Yde’s material violation of a company policy that has a materially adverse effect on our company; (iv) Mr. Yde’s failure to perform his duties as our company’s President and Chief Executive Officer as required by the employment agreement, which failure has not been cured following ten days after written notice is given; or (v) Mr. Yde’s habitual intoxication, drug use or chemical substance abuse by any intoxicating or chemical substance. If Mr. Yde’s employment had been terminated without “cause” as of June 30, 2009 (our most recent fiscal year end), we would have been required to make $675,000 of aggregate severance payments to Mr. Yde, which would have been payable in installments over 18 months in accordance with our normal payroll business practices. Based on the amendment to Mr. Yde’s employment agreement effective July 1, 2009, we would be required to make $712,500 of aggregate severance payments to Mr. Yde, which would have been payable in installments over 18 months in accordance with our normal payroll business practices.
     In the event we terminate Mr. Cody’s employment for “cause,” Mr. Cody will only be entitled to compensation and benefits accrued through the effective date of termination. In the event that we terminate Mr. Cody’s employment without “cause” or if Mr. Cody terminates his employment as a result of our material breach of the employment agreement or our requiring him to report directly to anyone other than our Chief Executive Officer, President or our Board of Directors, Mr. Cody will also be entitled to severance in the form of continuation of his base salary (as adjusted for any increase earned) for the remaining term of the employment agreement. If we determine not to renew Mr. Cody’s employment agreement, we are required to provide Mr. Cody with notice of such determination six months prior to the expiration of the agreement or to continue to pay Mr. Cody his then current annualized salary for a period of six months following such expiration. The term “cause” under Mr. Cody’s employment agreement includes the following events: (i) Mr. Cody’s conviction of a felony; (ii) Mr. Cody’s material breach of the employment agreement; (iii) Mr. Cody’s material violation of a company policy that has a materially adverse effect on our company; (iv) Mr. Cody’s failure to perform his duties as our company’s Chief Financial Officer and Chief Operating Officer as required by the employment agreement, which failure has not been cured following ten days after written notice is given; or (v) Mr. Cody’s habitual intoxication, drug use or chemical substance abuse by any intoxicating or chemical substance. If Mr. Cody’s employment had been terminated without “cause” as of June 30, 2009 (our most recent fiscal year end), we would have been required to make $678,038 of aggregate severance payments to Mr. Cody, which would have been payable in installments through June 30, 2011 in accordance with our normal payroll business practices.
     In the event we terminate Mr. Worobow’s employment for “cause,” Mr. Worobow will only be entitled to compensation and benefits accrued through the effective date of termination. In the event that we terminate Mr. Worobow’s employment without “cause” or if Mr. Worobow terminates his employment as a result of our material breach of the employment agreement or our requiring him to report directly to anyone other than our Chief Executive Officer, President or our Board of Directors, Mr. Worobow will also be entitled to severance in the form of continuation of his base salary (as adjusted for any increase earned) for the remaining term of the employment agreement. If we determine not to renew Mr. Worobow’s employment agreement, we are required to provide Mr. Worobow with notice of such determination four months prior to the expiration of the agreement or to continue to pay Mr. Worobow his then current annualized salary for a period of four months following such expiration. The term “cause” under Mr. Worobow’s employment agreement includes the following events: (i) Mr. Worobow’s conviction of a felony; (ii) Mr. Worobow’s material breach of his employment agreement which breach has not been cured following fifteen (15) days after written notice is given; or (iii) Mr. Worobow’s habitual intoxication, drug use or chemical substance abuse by any intoxicating or chemical substance. If Mr. Worobow’s employment had been terminated without “cause” as of June 30, 2009 (our most recent fiscal year end), we would have been required to make $804,544 of aggregate severance payments to Mr. Worobow, which would have been payable in installments through June 30, 2012 in accordance with our normal payroll business practices.
Director Compensation — Fiscal 2009

	Fees
	Earned or	Stock	Option	All Other
	Paid in	Awards	Awards	All Other
Name	Cash ($)	($)(1)	($)(1)	($)	Total ($)
Gary O. Benson(2)(3)	$—	$72,018	$25,094	—	$97,112
Shane E. Coppola(2)(3)	$—	$72,018	$34,624	—	$106,642
William M. Mower (5)	$—	$10,418	$—	—	$10,418
Stuart R. Romenesko(2)(3)	$—	$72,018	$41,550	—	$113,568
Gary L. Worobow(2)(3)(4)	$—	$72,018	$49,300	—	$121,318

(1)	Amounts shown reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2009 in accordance with FAS 123(R). Assumptions used in calculating this amount are included in Note 12 to our audited financial statements for the fiscal year ended June 30, 2009, which are included in our Annual Report filed on Form 10-K.

(2)	As of June 30, 2009, the director held stock options to purchase up to a total of 50,000 shares of our common stock.

(3)	As of June 30, 2009, the director held 33,333 restricted shares of our common stock.

(4)	Mr. Worobow resigned from the board effective March 1, 2009.

(5)	As of June 30, 2009, the director held 20,000 restricted shares of our common stock.
     Our non-employee directors were entitled to receive $3,000 for each board meeting attended in person and $1,000 for each committee meeting attended. Our non-employee directors elected to forego any compensation for participating in Board of Directors and committee meetings telephonically until such time as our Company becomes profitable over the course of an entire fiscal year. On April 9, 2008, and pursuant to the recommendation of our compensation committee of the Board of Directors, our Board of Directors adopted an amendment to the Company’s director compensation arrangements. Under the newly-adopted arrangements, we do not pay cash fees and/or retainers to directors in connection with attendance at, or participation in, board and/or committee meetings. Instead, we make annual grants of 20,000 share restricted stock awards to each of our non-employee directors. Upon the effective date of our initial public offering, Mr. Gary O. Benson, one of our non-employee directors, received an option to purchase 50,000 shares of our common stock. These options have an exercise price equal to $5.00 (the initial public offering price of our common stock) and vest in three equal annual installments commencing on the one-year anniversary of the date of grant. In connection with their respective appointments to the Board of Directors, Messrs. Shane E. Coppola, Gary L. Worobow and Stuart R. Romenesko each received similar options to purchase 50,000 shares of our common stock. Such options have exercise prices equal to the fair market value of our common stock as of the date of grant. Mr. William M. Mower received a 20,000 share restricted stock grant upon his appointment to the Board. Director compensation will be subject to review and adjustment from time to time at the discretion of our Board of Directors.
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended June 30, 2009, the compensation committee of our Board of Directors was comprised of Messrs. Coppola and Worobow until the resignation of Mr. Worobow effective March 1, 2009. Upon Mr. Worobow’s resignation from the Board of Director’s, Mr. Mower was appointed as his replacement on the compensation committee. There are no relationships among these individuals, the members of the Board of Directors or executive officers of ours that require disclosure under Item 407(e)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

Limitation of Liability and Indemnification of Officers and Directors; Commission Position on Indemnification for Securities Act Liabilities
     Under our certificate of incorporation, we are required to indemnify and hold harmless, to the fullest extent permitted by law, each person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of ours or, while a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the certificate of incorporation, we are required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by our Board of Directors.
     In addition, as permitted by Nevada law, our certificate of incorporation provides that no director will be liable to us or to our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:
•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Nevada law; or

•	any transaction from which the director derived an improper personal benefit.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)
     The Board of Directors and management of the Company are committed to the quality, integrity and transparency of the Company’s financial reports. The Company’s independent accountants play an important part in the Company’s system of financial control. In accordance with the duties set forth in its written charter, the audit committee of the Company’s Board of Directors has appointed BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010. BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd is based in Australia, where the Company currently generates a majority of the revenue from its operations. Therefore, the Company does not expect that a representative of BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd will be present at the Annual Meeting to make statements or to respond to questions from stockholders.
     If the stockholders do not ratify the appointment of BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd, the audit committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd by the stockholders, the audit committee, in its discretion, may direct the appointment of new independent accountants at any time during the year without notice to, or the consent of, the stockholders, if the audit committee determines that such a change would be in the best interests of the Company and its stockholders.
Fees billed to Company by Its Independent Registered Public Accounting Firm
     The following table presents fees for professional audit services and 401(k) audit services, tax services and other services rendered by BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd and its predecessor, BDO Kendalls (NSW), during the fiscal years ended June 30, 2009 and 2008. These fees are generally invoiced in Australian dollars and have been translated into United States dollars utilizing the exchange rates in effect when the fees were incurred.

	Fiscal Year	Fiscal Year
	Ended June 30,	Ended June 30,
	2009	2008
Audit Fees (1)	$320,790	$314,109
Audit-Related Fees (2)	11,854	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$332,644	$314,109

(1)	Audit Fees consist of fees for professional services rendered for the integrated audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist principally of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reported under the caption Audit Fees above. Included in the fees is $11,854 for the fiscal year ended June 30, 2009 that were treated as acquisition costs.

(3)	Tax Fees consist of fees for tax compliance, tax advice, and tax planning.

(4)	All Other Fees typically consist of fees for permitted non-audit products and services provided.
     The audit committee of the Board of Directors has reviewed the services provided by BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd) during the fiscal year ended June 30, 2009 and the fees billed for such services. After consideration, the audit committee has determined that the receipt of these fees by BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd) is compatible with the provision of independent audit services. The audit committee discussed these services and fees with BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd) and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board.
Pre-Approval Policy
     The written charter of the audit committee provides that all audit and non-audit accounting services that are permitted to be performed by the Company’s independent registered certified public accounting firm under applicable rules and regulations must be pre-approved by the audit committee or by designated members of the audit committee, other than with respect to de minimus exceptions permitted under the Sarbanes-Oxley Act of 2002. All services performed by our independent registered public account firm during the fiscal years ended June 30, 2009, 2008 and 2007 were pre-approved in accordance with the written charter.
     Prior to or as soon as practicable following the beginning of each fiscal year, a description of the audit, audit-related, tax, and other services expected to be performed by the independent registered certified public accounting firm in the following fiscal year will be presented to the audit committee for approval. Following such approval, any requests for audit, audit-related, tax, and other services not presented and pre-approved must be submitted to the audit committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the audit committee. The Chairman must update the audit committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
Changes in Registrant’s Certifying Accountant
     On January 15, 2009, BDO Kendalls (NSW), the firm initially appointed as the independent registered public accounting firm for the fiscal year ending June 30, 2009, resigned. Concurrently with such resignation, the Company’s audit committee appointed BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009. Each of BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd and BDO Kendalls (NSW) are Member Firms of BDO International. The resignation of BDO Kendalls (NSW) and the concurrent engagement of BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd resulted from the reorganization of BDO Kendalls (NSW) pursuant to which the audit services previously provided by it are now performed by BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd.
     The reports of BDO Kendalls (NSW) on the Company’s balance sheets as of June 30, 2008 and June 30, 2007, respectively, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three year periods ended June 30, 2008, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.
     During the fiscal years ended June 30, 2008 and June 30, 2007 and the interim period from July 1, 2008 through January 15, 2009, there were no disagreements with BDO Kendalls (NSW) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of BDO Kendalls (NSW), would have caused it to make reference to the subject matter of the disagreement in connection with their reports on the Company’s balance sheets as of June 30, 2008 and June 30, 2007 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three year periods ended June 30, 2008 and 2007.
     During the fiscal years ended June 30, 2008 and June 30, 2007 and the interim period from July 1, 2008 through January 15, 2009, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
     The Company furnished a copy of the above disclosures to BDO Kendalls (NSW) and requested that BDO Kendalls (NSW) furnish it with a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of such letter, dated January 20, 2009, was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on January 20, 2009.
     Prior to the engagement of BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd, neither the Company nor anyone on behalf of the Company consulted with BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd during the fiscal years ended June 30, 2008 and June 30, 2007 and the interim period from July 1, 2008 through January 15, 2009, in any manner regarding either: (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report provided to the Company nor was oral advice provided that BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue, or (b) a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

OTHER MATTERS
Executive Officers of the Company

		Principal Occupation, Business Experience for the
Name and Title	Age	Past Five Years and Directorships of Public Companies
William L. Yde III President and Chief Executive Officer	57	See “Election of Directors (Proposal One)” — above.

Scott E. Cody Chief Financial Officer, Chief Operating Officer and Treasurer	44	Scott E. Cody joined us in June 2005, was appointed Chief Financial Officer and Chief Operating Officer by the Board of Directors in September 2005 and Treasurer in August 2009. Prior to joining us, Mr. Cody held various positions with Metro Networks, Inc., serving as Vice President of Finance from 1997 to June 2002 and Senior Vice President of Business Development from July 2002 to June 2005. Prior to joining Metro Networks, Inc., Mr. Cody was Vice President of Finance for Tele-Media Broadcasting Company.

Ivan N. Shulman Senior Vice President — Sales	47	Ivan N. Shulman, who serves as our Senior Vice President — Sales, commenced his employment with us in May 2006 after serving as a member of our Board of Directors from September 2005 through May 2006. Mr. Shulman was the owner of The Sports House from March 2003 to August 2007, prior to which time he held various positions with Metro Networks, Inc., serving most recently as the Senior Vice President of Marketing from 1997 to January 2003, Vice President of Marketing from 1995 to 1997 and Vice President of Merchandising from 1994 to 1995.

B. William Pezzimenti Managing Director of The Australia Traffic Network Pty Limited	59	B. William Pezzimenti currently serves as Managing Director and a member of the Board of Directors of The Australia Traffic Network Pty Limited, having served as a sales representative since February 1998 and as sales director since March 2000. Prior to joining Australia Traffic Network, Mr. Pezzimenti was the manager of retail development for the CBS television affiliate in Buffalo, New York.

Gary L. Worobow Executive Vice President, Business & Legal Affairs and Secretary	44	Gary L. Worobow has served as the Company’s Executive Vice President, Business and Legal Affairs since March 2009 and Secretary since August 2009, and served as a member of our Board of Directors from December 2006 through February 2009. Mr. Worobow served as Executive Vice President and General Counsel of Five S Capital Management, Inc. from January 2006 to February 2009. Previously, Mr. Worobow was with Westwood One, Inc. where he served as Executive Vice President, Business Affairs and Business Development from 2003 through 2006, and as Senior Vice President and General Counsel from 1999 through 2002. Mr. Worobow was a founder and General Counsel of Columbus Capital Partners, LLC from 2002 through 2003. In addition, Mr. Worobow held the positions of Senior Vice President, General Counsel and Board Member for Metro Networks, Inc. from 1995 to 1999.

Board of Directors and Committees
     Board of Directors
     The Company’s Board of Directors is currently comprised of six members, each of which is identified under Proposal One (“Election of Directors”) above. The following directors, which constitute a majority of the Board, are “independent directors” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards: Gary O. Benson, Shane E. Coppola, William M. Mower and Stuart R. Romenesko. The Board of Directors held six meetings during fiscal 2009 and took action by written action in lieu of a meeting on one occasion. The Company has a standing audit committee, compensation committee, and corporate governance and nominating committee. Each member of the Board of Directors attended at least 75% of the board meetings and meetings of committees to which they belong. The Company encourages all members of the Board of Directors to attend the Company’s annual stockholders’ meetings and all of the Company’s directors attended the annual meeting of stockholders held February 26, 2009, which was the Company’s most recent annual stockholders’ meeting.
     Audit Committee of the Board of Directors
     The Company has established a three-member audit committee within the Board of Directors that currently consists of Messrs. Stuart R. Romenesko (Chair), Gary O. Benson and Shane E. Coppola. The audit committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Company’s Internet website at www.globaltrafficnetwork.com (click on “Investor Relations,” and “Corporate Governance” “Committees and Charters”). As set forth in the charter, the primary responsibilities of the audit committee include: (i) serving as an independent and objective party to oversee the Company’s financial reporting process and internal control system; (ii) reviewing and appraising the audit performed by the Company’s independent accountants; and (iii) providing an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors. The charter also requires that the audit committee, among other things, review and pre-approve the performance of all audit and non-audit accounting services to be performed by the Company’s independent accountants, other than certain de minimus exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002. The audit committee held four meetings during fiscal 2009 and took action by written consent on one occasion. In addition, the members of the audit committee met on one occasion as a special committee of independent directors.
     The Board of Directors has determined that at least one member of the audit committee, Stuart R. Romenesko, is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. In addition, each member of the audit committee (including Mr. Romenesko) is an “independent director,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Board of Directors has also determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting.
     Compensation Committee of the Board of Directors
     The Company has established a two-member compensation committee within the Board of Directors that currently consists of Messrs. Shane E. Coppola (Chair) and William M. Mower. The compensation committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Company’s Internet website at www.globaltrafficnetwork.com (click on “Investor Relations,” and “Corporate Governance” “Committees and Charters”). The compensation committee approves the compensation of the Company’s Chief Executive Officer, develops policies and programs governing the compensation of all Company’s executives that support corporate objectives and the long-term interests of stockholders and administers the Company’s incentive compensation plans. The compensation committee held two meetings during fiscal 2009.
Compensation Committee Processes and Procedures for the Consideration and Determination of Executive Officer and Director Compensation
     Pursuant to the authority granted under its written charter, the compensation committee is responsible for reviewing, approving and communicating to the Board of Directors all decisions on major compensation plans and other related programs of the Company. As it relates to the compensation of our Chief Executive Officer, the compensation committee is charged with, among other things, annually reviewing and approving Company goals and objectives relevant to our Chief Executive Officer’s compensation level, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and recommending to the Board of Directors the appropriate amount of salary, bonus and equity incentive awards to be paid and/or awarded to our Chief Executive

Officer. The compensation committee is also responsible for reviewing the Chief Executive Officer’s recommendations regarding the compensation of our other executive officers, reviewing and approving executive employment agreements and, where applicable, severance arrangements, and granting equity incentive awards under our 2005 Stock Incentive Plan.
     In making compensation recommendations and determinations, the compensation committee reviews information prepared or requisitioned by the chair of our compensation committee, which has included material such as benchmark information, historical compensation data, performance metrics and criteria and, if applicable, the Board of Director’s assessment of the Company’s performance against its goals. In fiscal 2007, the compensation committee studied the results of a compensation study prepared by the committee’s chair at that time. The study included information related to executive compensation for more than 50 public companies listed on the NASDAQ Stock Market and focused on companies classified in a similar field of industry, which the compensation committee has identified as media, telecommunications and/or information delivery services depending on the information source. In fiscal 2008 and 2009, the compensation committee determined that such an undertaking was not required given the short time that had elapsed since the previous study had been conducted. The compensation committee considered this information along with recommendations from the Company’s Chief Executive Officer. Individual discretionary bonus determinations have taken into account an executive officer’s position and level of responsibility, along with the executive’s performance during the previous fiscal year. Awards of equity incentive compensation, which to date have been comprised of stock options and, to a lesser extent, grants of restricted stock, have taken into account the executive officer’s and the Company’s performance during the previous fiscal year and his potential to influence the Company’s operations in the future. The compensation committee has not based its considerations on any single performance factor nor has it specifically assigned relative weights to factors, but rather has considered a mix of factors and have evaluated both the Company’s and the individual’s performance against that mix.
     Corporate Governance and Nominating Committee of the Board of Directors
     The Company has established a corporate governance and nominating committee within the Board of Directors that consists of Messrs. Gary O. Benson and William M. Mower, each of whom satisfies the independence requirements of the NASDAQ Stock Market rules. The primary role of the corporate governance and nominating committee is to assist the Board of Directors in the areas of Board and committee membership selection and rotation practices, to evaluate overall Board effectiveness, to review and consider developments in corporate governance practices. The corporate governance and nominating committee’s goal is to assure that the composition, practices and operation of the Board of Directors contribute to value creation and effective representation of the Company’s stockholders. The corporate governance and nominating committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Company’s Internet website at www.globaltrafficnetwork.com (click on “Investor Relations,” and “Corporate Governance” “Committees and Charters”). The corporate governance and nominating committee held one meeting during fiscal 2009.
     The corporate governance and nominating committee (or a subcommittee thereof) will recruit and consider director candidates and present qualified candidates to the full Board for consideration. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.
     The corporate governance and nominating committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of stockholders, overall Board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. If the corporate governance and nominating committee approves a candidate for further review following an initial screening, the corporate governance and nominating committee will establish an interview process for the candidate. Generally, the candidate will meet with at least a majority of the members of the corporate governance and nominating committee, along with the Company’s Chief Executive Officer. Contemporaneously with the interview process, the corporate governance and nominating committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The corporate governance and nominating committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The corporate governance and nominating committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to the Company and concern for its success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in the Company’s good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility.
     Stockholders of the Company may make recommendations for candidates to be considered for election to the Board at the Company’s annual stockholders’ meetings. In order to make such a recommendation, a stockholder must submit the recommendation in writing to the corporate governance and nominating committee, in care of the Company’s Secretary at the Company’s headquarters address, at least 120 days prior to the mailing date of the previous year’s annual meeting proxy statement. To enable the corporate governance and nominating committee to evaluate the candidate’s qualifications, stockholder recommendations must include the following information:
•	The name and address of the nominating stockholder and of the director candidate;

•	A representation that the nominating stockholder is a holder of record of the Company entitled to vote at the current year’s annual meeting;

•	A description of any arrangements or understandings between the nominating stockholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the stockholder;

•	A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board position;

•	Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors; and

•	The consent of each nominee to serve as a director of the Company if so elected.
Report of the Audit Committee
     The audit committee reviewed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2009 and discussed them with management.
     The audit committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as amended.
     The audit committee received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence.
     The audit committee, based on the review and discussions described above, recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2009 be included in the Company’s Annual Report on Form 10-K for the such fiscal year for filing with the Securities and Exchange Commission.
The Audit Committee:
Stuart R. Romenesko
Gary O. Benson
Shane E. Coppola
Ability of Stockholders to Communicate with the Company’s Board of Directors
     The Company’s Board of Directors has established several means for stockholders and others to communicate with the Company’s Board of Directors. If a stockholder has a concern regarding the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Company’s audit committee in care of the Company’s Secretary at the Company’s headquarters address. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the corporate governance and nominating committee in care of the Company’s Secretary at the Company’s headquarters address. If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of the Company’s Secretary at the Company’s headquarters address. All stockholder communications will be sent to the applicable director(s).

VOTING SECURITIES AND
PRINCIPAL HOLDERS THEREOF
     The Company has outstanding one class of voting securities, common stock, $0.001 par value per share. Each share of common stock is entitled to one vote on all matters put to a vote of stockholders.
     The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of the Record Date, by (i) each director, (ii) each named executive officer for whom compensation information is included in the Summary Compensation Table, (iii) all named executive officers and directors as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock. To our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, except as indicated by footnote and subject to community property laws where applicable. Percentage ownership is based on 18,309,834 shares outstanding as of the close of business on the Record Date. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable as of the Record Date, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated, the address of each of the following persons is 880 Third Avenue, 6th Floor, New York, New York 10022.

	Shares		Percentage of
Name and Address of Beneficial Owner	Beneficially Owned		Total
William L. Yde III	2,912,739	(1)	15.91%
Scott E. Cody	214,999	(2)(3)	1.16%
B. William Pezzimenti	121,667	(4)(5)	*
Ivan N. Shulman	158,580	(6)(7)	*
Gary L. Worobow	90,000	(8)(9)	*
Dale C. Arfman	2,083,121	(10)	11.38%
Gary O. Benson	142,000	(8)(9)(11)	*
Shane E. Coppola	90,000	(8)(9)	*
William M. Mower	20,000	(12)	*
Stuart R. Romenesko	90,000	(8)(9)	*
All Directors and Named Executive Officers as a group (10 people)	5,923,106	(13)	31.30%
Gruber & McBaine Capital Management LLC (14) 50 Osgood Place Penthouse Suite San Francisco, CA 94133	1,382,600		7.55%
T. Rowe Price Associates, Inc. (14)(15) 100 East Pratt Street 10th Floor Baltimore, MD 21202-1009	2,530,424		13.82%

*	Less than 1%

(1)	Includes 2,186,747 shares that have been pledged as security for a loan. Also includes an aggregate of 725,992 shares held by third parties which Mr. Yde has the power to vote under separate voting agreements.

(2)	Includes 199,999 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days.

(3)	Includes 10,000 shares of restricted common stock.

(4)	Includes 96,667 shares issuable upon exercise of options that are currently exercisable or will become exercisable within the next 60 days.

(5)	Includes 25,000 shares of restricted common stock.

(6)	Includes 116,734 shares issuable upon the exercise of options are that are currently exercisable or will become exercisable within the next 60 days.

(7)	Includes 30,000 shares of restricted common stock.

(8)	Includes 33,333 shares of restricted common stock.

(9)	Includes 50,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days.

(10)	Includes 12,132 shares held by spouse and 24,746 shares held in various trusts of which Mr. Arfman’s spouse is trustee.

(11)	Includes 52,000 shares held by Goben Enterprises LP, a limited partnership of which Mr. Benson is a general partner.

(12)	Includes 20,000 shares of restricted common stock.

(13)	Includes 218,332 shares of restricted common stock and 613,400 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days.

(14)	Based on the most recent report filed pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, or the most recent Schedule 13D, 13F or 13G filed with the securities and Exchange Commission, as applicable.

(15)	These securities are owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund, Inc., which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In accordance with the written charter of our audit committee, our audit committee (with the concurrence of a majority of our independent directors) is responsible for reviewing policies and procedures with respect to related party transactions required to be disclosed pursuant to Item 404 of the Securities and Exchange Commission’s Regulation S-K (including transactions between the Company and its officers and directors, or affiliates of such officers or directors), and approving the terms and conditions of such related party transactions. In accordance with this responsibility, prior to entering into such related party transactions, the audit committee will meet separately to consider and, if deemed advisable, approve the entry into such arrangements. When appropriate based on the facts and circumstance of a particular proposed transaction, such consideration will be undertaken by an independent committee designated by the audit committee. We did not enter into any such related party transactions during fiscal 2009 and no such transactions are currently proposed.
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations that no Forms 5 were required, the Company believes that its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements during the fiscal year ended June 30, 2009.
PROPOSALS OF STOCKHOLDERS
     Any stockholder who desires to submit a proposal for action by the stockholders at the next annual meeting must submit such proposal in writing to Gary L. Worobow, Secretary, Global Traffic Network, Inc., 880 Third Avenue, 6th Floor, New York, New York 10022, by September 21, 2010. Due to the complexity of the respective rights of the stockholders and the Company in this area, any stockholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. The Company suggests that any such proposal be submitted by certified mail return receipt requested.

DISCRETIONARY PROXY VOTING AUTHORITY/
UNTIMELY STOCKHOLDER PROPOSALS
     Rule 14a-4(c) promulgated under the Securities and Exchange Act of 1934 governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. The Rule provides that if a proponent of a proposal fails to notify the Company of the proposal at least 45 days before the date of mailing of the prior year’s proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. If during the prior year the Company did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then a proponent must notify the Company within a reasonable time before the Company sends its proxy materials for the current year.
     With respect to the Company’s 2010 annual stockholders’ meeting (which will be held following the end of the Company’s fiscal year ending June 30, 2010), if the Company has not been provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement, by December 5, 2010, the management proxies will be allowed to use their discretionary authority as outlined above. If the date of the 2010 annual stockholders’ meeting changes more than 30 days from the date of this year’s annual stockholders’ meeting (the Annual Meeting), then a proponent must notify the Company within a reasonable time before the Company sends its proxy materials for the 2010 annual stockholders’ meeting.
SOLICITATION
     The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement, Annual Report and other material which may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies may be solicited personally, by telephone, by facsimile, email or by special letter.
     The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors Gary L. Worobow Executive Vice President, Business & Legal Affairs and Secretary

GLOBAL TRAFFIC NETWORK, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
Wednesday, March 3, 2010
8:00 a.m.
The Four Seasons Hotel Las Vegas
3960 Las Vegas Boulevard South
Las Vegas, Nevada 89119

Global Traffic Network, Inc. 880 Third Avenue, 6th Floor New York, NY 10022	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned, a stockholder of Global Traffic Network, Inc., hereby appoints William L. Yde III and Gary L. Worobow, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual meeting of stockholders of Global Traffic Network, Inc. to be held at The Four Seasons Hotel Las Vegas, 3960 Las Vegas Boulevard South, Las Vegas, Nevada 89119, on Wednesday, March 3, 2010, at 8:00 a.m., and at any and all adjournments thereof.
See reverse for voting instructions.

When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director and FOR ratification of the appointment of BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2010.

The Board of Directors Recommends a Vote FOR ALL NOMINEES AND FOR ALL PROPOSALS.
(1)	Election of Directors

☐ FOR all nominees	☐ WITHHOLD all nominees
AUTHORITY to vote for (except as marked to the contrary below) all nominees listed below:

• William L. Yde III	• Dale C. Arfman	• Gary O. Benson
• Shane E. Coppola	• William M. Mower	• Stuart R. Romenesko
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below:

(2)	Proposal to ratify the appointment of BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(3)	Upon such other business as may properly come before the annual meeting or any adjournments thereof.
          The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the annual meeting of stockholders. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director and FOR ratification of the appointment of BDO Kendalls Audit & Assurance (NSW-VIC) Pty Ltd as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2010.

Dated

x

x

(Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, or in some other fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer(s). If a partnership, please sign in partnership name by authorized person(s).)